Exhibit 10.8

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of March 15, 2007, (the “Effective Date”) by and between MonoSol Rx, LLC, a Delaware limited liability company (“MonoSol”), and Adams Respiratory Operations, Inc., a Delaware corporation and/or its affiliates (collectively, “Adams”).  MonoSol and Adams are referred to hereinafter individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Simultaneously with the execution of this Agreement, the Parties are entering into a Supply Agreement pursuant to which MonoSol has agreed to manufacture and supply to Adams certain finished products on the terms and subject to the conditions set forth in the Supply Agreement (“Supply Agreement”).

B.            Simultaneously with the execution of this Agreement, the Parties are entering into a Development Agreement pursuant to which MonoSol agrees to use the MonoSol IP Rights to develop for Adams the [*] Product;

C.            Pursuant to the Development Agreement, once the [*] Product has been developed, Adams and MonoSol will work together to obtain Regulatory Approvals of the [*] Product.  Once Regulatory Approval has been obtained, Adams wishes MonoSol to manufacture and supply to Adams the Finished Product, and MonoSol is willing to perform such services on the terms and subject to the conditions set forth in this Agreement and the Quality Agreement.

C.            MonoSol owns or controls the MonoSol IP Rights and is willing to grant certain rights under and to the MonoSol IP Rights to Adams on the terms set forth herein.

In consideration of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

SECTION 1.                            DEFINITIONS

Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings given to them in the Supply Agreement.

1.1.         “Agreement” has the meaning set forth in the preamble.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

1.2.         “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

1.3.         “Adams” has the meaning set forth in the preamble.

1.4.         “Adams Indemnified Party” has the meaning set forth in Section 6.2.

1.5.         “Adams Territory” means Mexico, Canada, and the United States and its territories and possessions, including Puerto Rico.

1.6.         “Confidential Information” has the meaning set forth in Section 4.1.

1.7.         “Disclosing Party” has the meaning set forth in Section 4.1.

1.8.         “Development Agreement” means the Development Agreement of even date herewith by and between the Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

1.9.         “Effective Date” has the meaning set forth in the preamble.

1.10.       “Indemnified Parties” means (i) with respect to claims arising under Section 6.1, MonoSol Indemnified Parties, and (ii) with respect to claims arising under Section 6.2, Adams Indemnified Parties.

1.11.       “Indemnifying Party” means (i) with respect to claims arising under Section 6.1, the Adams, and (ii) with respect to claims arising under Section 6.2, MonoSol.

1.12.       “Losses” has the meaning set forth in Section 6.1.

1.13.       “MonoSol” has the meaning set forth in the preamble.

1.14.       “MonoSol Indemnified Party” has the meaning set forth in Section 6.1.

1.15.       “MonoSol IP Rights” means the MonoSol Patent Rights and the MonoSol Know-How. Trade Secrets?

1.16.       “MonoSol Know-How” means technology, manufacturing processes, and testing and analytical know-how owned by MonoSol or otherwise  used by it in making, testing and distribution of  the thin strips.

1.17.       “MonoSol Patent Rights” means claims of the patents and patent applications listed on Schedule 1.19; any patent or patent application owned by MonoSol that claims priority through a patent or patent application listed on Schedule 1.19; all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of a patent or patent application listed on Schedule 1.19.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

1.18.       “MonoSol Territory” means all territory worldwide, other than the Adams Territory.

1.19.       “Net Sales” means, for any period of determination, the aggregate amount invoiced   by Adams (or any affiliate, permitted successor, permitted assignee, or agent of Adams) to a third party distributor, agent, contractor or user for the sale of the [*] Product during such period less (a) credits, refunds and allowances accrued for spoiled, damaged, outdated and returned products, (b) accrued trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts customary to the trade, and (c) sales, excise, value added, turnover, use, and other like taxes and customs duties accrued, excluding net income tax.  The amounts of any deductions accrued pursuant to clauses (a) — (c) shall be determined from books and records maintained in accordance with GAAP, consistently applied.  “Net Sales” shall not include revenue received by Adams (or any of its affiliates) from transactions with an affiliate, where the [*] Product in question will be resold to an independent third party distributor, agent or end user by the affiliate where such revenue received by the affiliate from such resale is included in Net Sales.

1.20.       “Party” or “Parties” has the meaning set forth in the preamble.

1.21.       “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

1.22.       “[*] Product” shall have that meaning ascribed to it in the Development Agreement.

1.23.       “Quarterly Royalty Reports” has the meaning set forth in Section 3.2.

1.24.       “Receiving Party” has the meaning set forth in Section 4.1.

1.25.       “Regulatory Approval” means, with respect to a product, all approvals (including price and reimbursement approvals), licenses, registrations or authorizations based on determinations of quality, safety and efficacy of any Regulatory Authority, necessary for the use, storage, import, transport and sale of such product in the Adams Territory.

1.26.       “Regulatory Authority” means any governmental or regulatory body, court or arbitrator, including the Food and Drug Administration or any successor agency.

1.27.       “Royalty Term” means the period beginning on the Effective Date and ending upon the termination or expiration of this Agreement.

1.28.       “Supply Agreement” means the Supply Agreement of even date herewith by and between the Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

1.29.       “Third Party Claim” has the meaning set forth in Section 6.3.

1.30.       “Trade Secrets” means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

SECTION 2.                            LICENSE GRANTS

2.1          License to Adams.  Subject to the terms and conditions of this Agreement, MonoSol hereby grants to Adams non-exclusive, royalty-bearing, non-transferable license under and to the MonoSol IP Rights to (i) make and have made the [*] Product anywhere in the world for import into the Adams Territory, (ii) import the [*] Product into the Adams Territory and (iii) use, sell and offer for sale the [*] Product in the Adams Territory; provided, however, that so long as MonoSol has not breached any of its obligations under the Supply Agreement Adams has no license to make or have made except pursuant to Sections 11 and 12.5 thereof.  MonoSol covenants and agrees with Adams that during the term of this Agreement it will not grant any license or similar right with respect to the MonoSol IP Rights to make or have made the [*] Product for import or sale into the Adams Territory.

2.2          Retained Rights of MonoSol.  All rights not expressly granted to Adams under this Agreement are retained by MonoSol.

2.3          Delivery of MonoSol Know-How.  In the event that MonoSol is unable to meet its supply obligations under the Supply Agreement, MonoSol shall, upon the request of Adams provide Adams with reasonable access to (i) any documents in MonoSol’s control and (ii) then current employees with know-how, in each case to the extent relevant to the production of the [*] Product, subject to any pre-existing confidentiality obligations, and with respect to employees, their availability given MonoSol’s then-current staffing and other obligations.

SECTION 3.                            ROYALTIES

3.1          Royalties.

(a)           Royalty Calculations Prior to Approval of Generic.  Except as provided in Section 3.1(b), within thirty (30) days of the end of each calendar quarter during the Royalty Term, Adams shall pay to MonoSol royalties on Net Sales of the [*] Product at  the royalty rates as specified in this Section 3.1(a).  The royalty on Net Sales to be paid by Adams to

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

MonoSol during the first and subsequent non-overlapping twelve month periods of the Royalty Term (each such twelve (12) month period a “Royalty Year”) will be dependent upon Net Sales during such Royalty Year (specifically excluding Net Sales of prior Royalty Years) and will be based upon the  following royalty scale:

For the first $15 million in Net Sales of a Royalty Year— 5% royalty;

For Net Sales between $15 million and $25 million in a Royalty Year— 6% royalty;

For Net Sales between $25 million and $35 million in a Royalty Year — 7% royalty; and

For Net Sales over $35 million in a Royalty Year — 7.5% royalty.

Net Sales in different quarters of a Royalty Year may be subject to different royalty rates depending upon the total Net Sales accrued in such Royalty Year.

(b)           Royalty Calculations Subsequent to Approval of Generic.  In the event an abbreviated new drug application based upon the [*] Product shall be approved by the FDA for sale in the Adams Territory with respect to an A/B rated product bioequivalent to the [*] Product (the “Generic”) then within thirty (30) days of the end of each non-overlapping twelve month period during the Royalty Term starting at the beginning of the next month immediately following approval of the Generic, Adams shall pay to MonoSol royalties on Net Sales of the [*] Product made during such non-overlapping twelve (12) month period at the royalty rates specified in this Section 3.1(b) instead of Section 3.1(a).

(i)            The royalty rate applicable to the Net Sales during the twelve month period starting at the beginning of the month immediately following approval of the Generic (a “Generic Royalty Period”), shall be calculated by:  (i) dividing the Net Sales of such Generic Royalty Period by the Net Sales made in the corresponding Royalty Period in the twelve (12) month period immediately preceding such Generic Royalty Period and multiplying the result by the highest royalty rate applicable if calculated under Section 3.1(a) based on the total Net Sales made in such Generic Royalty Period; and (ii) multiplying the result of (i) by the total Net Sales made in such Generic Royalty Period.

(ii)           For each twelve (12) month non-overlapping Generic Royalty Period subsequent to the first Generic Royalty Period the royalty rates applicable to Net Sales made in such Generic Royalty Period will be determined by (i) dividing the Net Sales of that Generic Royalty Period by the Net Sales of the Generic Royalty Period immediately preceding such Generic Royalty Period and multiplying the result by the royalty rate applicable to the immediately preceding Generic Royalty Period; and (ii) multiplying the result of (i) by the total Net Sales made in such Generic Royalty Period.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

3.2          Royalty Reports and Payments.  During the Royalty Term, Adams shall make quarterly royalty payment reports (“Quarterly Royalty Reports”) to MonoSol on or before the thirtieth (30th) day following the end of the preceding calendar quarter.  Each Quarterly Royalty Report shall cover the most recently completed calendar quarter and shall show (a) the Net Sales of the [*] Product during the most recently completed calendar quarter including reasonable detail with respect to the calculation of Net Sales such as units sold, discounts, credits and other components in the calculation of Net Sales and (b) the royalties, in U.S. dollars, payable with respect to such Net Sales.  Each Quarterly Royalty Report shall be accompanied by the payment shown as due on such Quarterly Royalty Report.

3.3          Currency.  All amounts payable and calculations hereunder shall be in United States dollars.  With respect to any sales which are not made in United States dollars, the amount received by Adams will be converted into United States dollars [based on the closing buy exchange rate for such currency for the date on which such currency is received in the U.S. by Adams as reported by the Wall Street Journal].

3.4          Taxes and Withholding.  All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax, duties, levies, or other charges unless such deduction or withholding is required by applicable laws or regulations to be assessed against MonoSol.  If Adams is so required to deduct or withhold, Adams will (i) notify MonoSol of such requirement in writing, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against MonoSol, and (iii) forward to MonoSol an official receipt (or certified copy) or other documentation reasonably acceptable to MonoSol evidencing such payment to such authorities.

3.5          Record Keeping; Audits.  Adams and its affiliates and sublicensees shall keep books and accounts of record in connection with Net Sales of the [*] Product in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder.  Adams and its affiliates and sublicensees shall maintain such records for a period of at least five (5) years after the end of the calendar quarter in which they were generated; provided, however, that if any records are in dispute and Adams has received written notice from MonoSol of the records which are in dispute, Adams and its affiliates and sublicensees shall keep such records until the later of one (1) year or until such dispute is resolved.  Upon reasonable notice to Adams, MonoSol shall have the right to examine Adams’s (or its affiliate’s or sublicensee’s) records to determine the correctness of the amount of royalties paid to MonoSol under the terms of this Agreement.

3.6          Underpayments.  If an audit conducted by MonoSol pursuant to Section 3.5 reveals that additional royalties were due to MonoSol under this Agreement, Adams shall pay to

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

MonoSol the additional royalties within forty-five (45) days of the date Adams receives written notice of such underpayment.

3.7          Confidentiality.  All records, reports and information of Adams which are subject to review under this Section 3 shall be deemed to be Adams’s Confidential Information subject to the provisions of Section 4 hereof, and MonoSol shall not disclose any such Confidential Information of Adams to any third party or use such Confidential Information of Adams for any purpose other than reviewing progress made or verifying payments to be made by Adams to MonoSol hereunder.

SECTION 4.                            CONFIDENTIAL INFORMATION

4.1          General.  Pursuant to the terms of this Agreement, each of MonoSol and Adams (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”).  Without limiting the foregoing, it is acknowledged that the MonoSol Know-How shall constitute the Confidential Information of MonoSol (subject to Section 4.2) for purposes of this Agreement.  The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party.  The Receiving Party may (i) use the Confidential Information of the Disclosing Party only in the exercise of its rights and the performance of its obligations set forth in this Agreement and (ii) disclose the Confidential Information of the Disclosing Party only in the exercise of its rights and the performance of its obligations set forth in this Agreement; provided any such disclosure requires the recipient to maintain the Confidentiality of the Confidential Information.  Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement.

4.2          Exceptions.  Confidential Information shall not include any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement, (iii) is acquired by the Receiving Party from a third party where such disclosure does not violate, directly or indirectly, an obligation of confidentiality to the Disclosing Party with

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of Confidential Information.  In addition, nothing in this Section 4 shall be interpreted to limit the ability of any Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

4.3          Permitted Disclosures.  It shall not be a breach of Section 4.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law, including securities laws applicable to a public company, to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement; provided, however, the Receiving Party may only make such disclosure if it (A) provides the Disclosing Party with as much advance written notice as possible of the disclosure, and (B) reasonably cooperate with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure to the specific purpose at issue.

4.4          Confidential Terms.  Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly.  Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).  The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, further disclose the existence and terms of this Agreement to third parties to whom it may be relevant in connection with financings, acquisitions and similar transactions.

4.5          Equitable Remedies.  Each Party specifically recognizes that any breach by it of this Section 4 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

SECTION 5.         INFRINGEMENT OF MONOSOL IP RIGHTS

5.1          Infringement by Third Parties.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

(a)           If either Adams or MonoSol becomes aware of an infringement of any MonoSol IP Rights, it shall give prompt written notice thereof to the other Party.  MonoSol shall have the right, but not the obligation, to obtain a discontinuance of such infringement or bring suit against the third party infringer.  If MonoSol fails to take commercially appropriate actions to stop any infringement of any MonoSol IP Rights within ninety (90) days of written notice of the infringement, Adams may, but shall not be obligated to, take such necessary actions to stop such infringement.    With respect to any action to enforce the MonoSol IP Rights, no settlement, consent judgment or other voluntary final disposition of the suit or action including injunctive relief may be entered into by the Party that brings the action under this Section 5.1(a) (“Initiating Party”) without consent to such injunctive relief by the non-Initiating Party, which consent shall not be unreasonably withheld or delayed.

(b)           The Initiating Party shall bear the full cost of any enforcement action brought under Section 5.1(a), and shall retain all damages and recoveries (except as set forth in Section 5.1(c)). The non-Initiating Party will cooperate with the Initiating Party, join in any suits as may be brought by or as may be brought against the Initiating Party as necessary and be available at the Initiating Party’s reasonable request to assist in such proceedings with the expenses for such cooperation borne solely by the Initiating Party; provided however, that the non-Initiating Party may, at its own cost, participate, through attorneys of its own choosing or otherwise, in the investigation, trial and defense of such action and any appeal arising therefrom, and provide the Initiating Party input and advice on strategy for and management of any enforcement action.

(c)           If an Initiating Party elects to abandon a suit brought under Section 5.1(a), it shall give timely notice to the non-Initiating Party who may, if it so desires, continue prosecution of such suit. If the non-Initiating Party desires to continue prosecution it shall bear the entire cost of continuation of such suit and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement in such suit.

(d)           If Adams receives a certification of invalidity or non-infringement directed to the MonoSol Patent Rights in connection with an abbreviated new drug application or a Section 502(b)(2) application, Adams shall immediately inform MonoSol of such certification and Adams may initiate an action to enforce the MonoSol Patent Rights if MonoSol fails to initiate such an action within fifteen (15) days of receipt of such certification.

(e)           Neither Party shall make any statements nor take a position that negates the other Party’s rights in any MonoSol IP Right.

SECTION 6.                            INDEMNIFICATION

6.1          Indemnification by Adams.  Adams will defend, indemnify and hold harmless MonoSol, and the representatives and affiliates of MonoSol (each, a “MonoSol Indemnified Party”), from, against and in respect of any and all actions, liabilities, governmental orders,

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys’ and experts’ fees and expenses) (collectively, “Losses”), incurred or suffered by the MonoSol Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to any Third Party Claim of any nature arising out of the use or sale of the [*] Product by, on behalf of, or under the authority of, Adams after the Effective Date that do not fall within the indemnification to Adams by MonoSol pursuant to Section 6.3 of the Supply Agreement.

6.2          Third Party Claims.

(a)           If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to any claim against the Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually prejudices the Indemnifying Party.

(b)           The Indemnifying Party will defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party.  The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim.  Notwithstanding anything to the contrary contained herein, assumption of the defense of any Third Party Claim hereunder by the Indemnifying Party shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

(c)           The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against any Indemnified Party.

(d)           The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party.

(e)           The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

(f)            Each of MonoSol and Adams hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Party pursuant to this Agreement in connection with such Third Party Claim.

6.3          Direct Claims.  In the event an Indemnified Party claims a right to payment from any Indemnifying Party pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice will specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

SECTION 7.                            TERM AND TERMINATION

7.1          Term.  The term of this Agreement shall commence upon the Effective Date and continue to be in effect for so long as the Supply Agreement remains in effect; provided, however, that in the event that the Supply Agreement is terminated by Adams for breach by MonoSol, this Agreement shall remain in effect for an additional seven (7) years from such termination.  Notwithstanding anything this Agreement to the contrary, no license granted herein with respect to any patent shall survive beyond the expiration of such patent.

7.2          Termination.

(a)           Adams Termination.  This Agreement may be terminated by Adams, at any time, upon thirty (30) days prior written notice to MonoSol.

(b)           MonoSol Termination.  This Agreement may be terminated by MonoSol (i) in the event Adams fails to obtain Regulatory Approval of the [*] Product by December 31, 2015; (ii) within ninety (90) days after the end of any calendar year in which commercial sales of the [*] Product do not exceed $[*] for a full calendar year after the initial commercial launch of [*] Product; (iii) upon breach by Adams of Section 4 hereof or failure by Adams to make payment when due hereunder; or (iv) after thirty (30) days notice to Adams of any other material breach under this Agreement.

(c)           No Waiver.  The right of Adams or MonoSol to terminate this Agreement, as herein above provided, shall not be affected in any way by Adams’s or MonoSol’s respective waiver or failure to take action with respect to any prior default or breach.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

7.3          Effects of Termination.

(a)           Effect of Termination.  On termination of this Agreement for any reason, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease, including all rights and licenses granted by either Party to the other Party hereunder and all rights and sublicenses granted by Adams pursuant to Section 2.3.

(b)           Accrued Rights.  Termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement.  Termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such termination.

(c)           Disposition of Inventory.  Adams shall have the right to continue to sell [*] Product inventory manufactured prior to the effective date of termination of this Agreement for a reasonable time after the effective date of such termination (not to exceed six (6) months).

(d)           Survival.  The following sections of this Agreement, as well as any other provisions in this Agreement which specifically state they will survive termination of this Agreement, shall survive termination of this Agreement for any reason:  Section 1,  Section 3 with respect to any unpaid royalties, Section 3.5-3.6, Section 4, Section 6, this Section 7.3 and Section 8.

(e)           Return of Confidential Information.  Within thirty (30) days of any termination of this Agreement, (i) Adams shall cease to use and shall deliver to MonoSol, upon written request, all Confidential Information of MonoSol, except for any documents or records that Adams is required to retain by applicable law, and (ii) MonoSol shall cease to use and shall deliver to Adams, upon written request, all Confidential Information of Adams except for any documents or records that MonoSol is required to retain by applicable law.

(f)            Rights in Bankruptcy.  All licenses granted under this Agreement and all rights to data, regulatory filings and information, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that Adams, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to the terms of this Agreement.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against MonoSol under the U.S. Bankruptcy Code, Adams shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in Adams’s possession, shall be promptly delivered to Adams’s upon Adams’s written request (i) upon any such commencement of a bankruptcy proceeding, unless MonoSol elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of MonoSol.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

SECTION 8.                            MISCELLANEOUS

8.1          Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

if to Adams, to:

Adams Respiratory Operations, Inc.
14841 Sovereign Road
Ft. Worth, Texas 76155
Attn:  General Counsel
Facsimile No.:  (908) 879-9784

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia  30309
Attn:  J. Vaughan Curtis
Facsimile:  (404) 253-8247

if to MonoSol, to:

MonoSol Rx, LLC
30 Technology Drive
Warren, New Jersey 07059
Attn:
Facsimile:

                                Either Party may by notice given in accordance with this Section 8.1 to the other Party designate another address or person for receipt of notices hereunder.

8.2          Amendment; Waiver.  This Agreement may not be amended except by an instrument signed by each of the Parties hereto.  Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

8.3          Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, between the Parties.

8.4          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regarding to its conflict of laws principles.

8.5          Binding Effect; No Assignment; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither MonoSol nor Adams may assign any of its rights or delegate and of its liabilities or obligations hereunder without the prior written consent of the other.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Adams and MonoSol and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 6.

8.6          Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall be deemed to be following by the words “without limitation.”

8.7          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

8.8          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

8.9          Submission to Jurisdiction; Waiver.  In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York.  Each of MonoSol and

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Adams hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of MonoSol and Adams hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.10        Rule of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.11        Waiver of Jury Trial.  EACH OF ADAMS AND MONOSOL HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

8.12        Expenses.  Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

8.13        Independent Contractor.  Neither MonoSol nor Adams, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

8.14        No Implied Waivers; Rights Cumulative.  No failure on the part of MonoSol or Adams to exercise and no delay in exercising any right, power, remedy or privilege under this

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

IN WITNESS WHEREOF, the Parties hereby have been caused this Agreement to be duly executed as of the date first above written.

ADAMS RESPIRATORY OPERATIONS, INC.

By	/s/ Robert Casale
Name:	Robert Casale
Title:

MONOSOL RX, LLC

By	/s/ Alexander M. Schobel
Name:	Alexander M. Schobel
Title:	Pres. & CEO

[Signature Page to License Agreement]

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Schedule 1.19

MonoSol Patent Rights

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